Exhibit 99.1

Hi I’m Paul Edmondson, I’m the CEO of The Arena Group and today I have this great burger right here. This thing has crispy lettuce, it is a big thick patty, a bun; it’s going to take a giant mouthful to get a bit of this.

This is kind of like our earnings. We’re releasing our earnings today; Q4 through 2025 are coming out!

Full year revenue increased to $134.8 million in 2025 from $125.9 million in 2024 as the result of growth in our non-advertising revenue streams.

Full year gross margin significantly expanded to 50.7% in 2025 compared to 44.2% in 2024.

Income from continuing operations for 2025 was $28.6 million, up from a loss of $7.7 million in 2024.

Additionally, with a focus on debt reduction in 2025, we repaid $23.5 million in principal between our revolver and term loan, and we increased our cash balance by nearly $6 million, to $10.3 million.

For the full year’s results, as well as how we did in Q4, visit investors.thearenagroup.net.

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